Exhibit 10.7

                                              Document Control No.: EXEC #5












              POLAROID EXECUTIVE INCENTIVE COMPENSATION PLAN
              ----------------------------------------------




                           POLAROID CORPORATION

                         Cambridge, Massachusetts




                        Effective January 1, 1994

              POLAROID EXECUTIVE INCENTIVE COMPENSATION PLAN
              ----------------------------------------------
                            TABLE OF CONTENTS
                            -----------------

ARTICLE I      DEFINITIONS

     1.01      Adjusted PBT                                           - 1 -
     1.02      Adjusted PFO                                           - 2 -
     1.03      Assets                                                 - 2 -
     1.04      Average Assets                                         - 2 -
     1.05      Award Formula                                          - 2 -
     1.06      Board or Board of Directors                            - 2 -
     1.07      Code                                                   - 2 -
     1.08      Committee                                              - 2 -
     1.09      Company                                                - 2 -
     1.10      Company Contributions                                  - 3 -
     1.11      Corporate Financial Plan                               - 3 -
     1.12      Compensation                                           - 3 -
     1.13      Employee                                               - 4 -
     1.14      Minimum Profit Target Percent                          - 4 -
     1.15      Option                                                 - 4 -
     1.16      Participant                                            - 4 -
     1.17      Plan                                                   - 4 -
     1.18      Plan Year                                              - 4 -
     1.19      Profit Target                                          - 5 -
     1.20      Profit Target Percent                                  - 5 -
     1.21      Stock                                                  - 5 -
     1.22      Subsidiary                                             - 5 -


ARTICLE II     ELIGIBILITY

     2.01      Eligibility to Participate                             - 5 -
     2.02      Participation                                          - 5 -


ARTICLE III    ANNUAL BONUS - CALCULATION AND DISTRIBUTION

     3.01      Minimum Profit Target Percent                          - 6 -
     3.02      Continuum of the Profit Target Percents                - 6 -
     3.03      Bonus Opportunity Percents                             - 6 -
     3.04      Award Formula                                          - 6 -
     3.05      Adjustments to the Company Contributions               - 6 -
     3.06      Minimum Distribution                                   - 7 -
     3.07      Additional Distribution                                - 7 -
     3.08      Extraordinary Distributions                            - 8 -
     3.09      Participant Payment                                    - 8 -
     3.10      Terminated Participants' Payments                      - 8 -
     3.11      Form of Payment                                        - 9 -
     3.12      Payments to Beneficiaries                              - 9 -
                           (i)

ARTICLE IV     DIVIDEND EQUIVALENT AWARD

     4.01      Dividend Equivalent Award                              - 9 -
     4.02      Timing of Distributions                                - 9 -


ARTICLE V      FINANCING

     5.01      Financing                                             - 10 -
     5.02      Unsecured Interest                                    - 10 -


ARTICLE VI     ADMINISTRATION

     6.01      Administrator                                         - 10 -
     6.02      Duties of Administrator                               - 10 -
     6.03      Decisions of the Committee                            - 11 -


ARTICLE VII    MISCELLANEOUS PROVISIONS

     7.01      Applicable Law                                        - 11 -
     7.02      Expenses                                              - 11 -
     7.03      Gender and Number                                     - 11 -
     7.04      Illegality of a Particular Provision                  - 12 -
     7.05      Indemnification                                       - 12 -
     7.06      Limitation of Rights                                  - 12 -
     7.07      Non-Assignability                                     - 12 -
     7.08      Nontransferability                                    - 12 -
     7.09      Taxes                                                 - 13 -
     7.10      Headings Not Part of the Plan                         - 13 -
     7.11      Other Compensation Plans                              - 13 -


ARTICLE VIII   EFFECTIVE DATE AND RIGHT TO AMEND, MODIFY OR
                 TERMINATE

     8.01      Effective Date                                        - 13 -
     8.02      Right to Amend, Modify or Terminate                   - 13 -

                              (ii)

              POLAROID EXECUTIVE INCENTIVE COMPENSATION PLAN
              ----------------------------------------------
PURPOSE
-------
     The Polaroid Executive Incentive Compensation Plan is established by Polaroid Corporation to motivate present executives and other key employees whose judgement, initiative, leadership and continued effort contribute to the success of the Company and its Subsidiaries and to attract highly competent individuals.
     This Plan provides an incentive for executives and other key employees of the Company and its Subsidiaries to maximize the Company's operational performance. It also provides cash awards which correspond to the dividends granted shareholders of common stock to those officers and other key employees of the Company and its Subsidiaries who hold options under the Polaroid Stock Incentive Plan. By providing periodic reminders of their outstanding options, the Company believes that this Plan can give an incentive to executives and key employees to increase revenues and profits.

                                ARTICLE I
                               DEFINITIONS
                               -----------
1.01 Adjusted PBT. Adjusted PBT for any Plan Year shall mean the total, on a consolidated basis, of the net earnings of the Company and its Subsidiaries for such year (excluding gains from the sale, exchange or other disposition of capital or depreciable assets not in the ordinary course of business), as computed by the Company's accountants in accordance with standard accounting practices before the provision for federal income taxes and excess profits taxes, if any, and before foreign, state and local taxes on or measured by income and adding back expenses for Company contributions to this Plan or any other bonus or incentive compensation plan (excluding sales bonus plans).
               Notwithstanding the foregoing, any unusual and significant expenses incurred (such as the 1989 Special Charges) or unusual and significant revenues received by the Company may be excluded from Adjusted PBT if approved by the Board of Directors.

1.02 Adjusted PFO. Adjusted PFO for any Plan Year shall mean the profit from operations as shown in the Company's financial statements contained in the Company's annual report to stockholders and adding back expenses for Company contributions to this Plan or any other bonus or incentive compensation plan (excluding sales bonus plans).
               Notwithstanding the foregoing, any unusual and significant expenses incurred (such as the 1989 Special Charges) or unusual and significant revenues received by the Company may be excluded from Adjusted PFO if approved by the Board of Directors.

1.03 Assets. Assets shall mean the total assets as shown in the Company's financial statements contained in the Company's quarterly and/or annual reports to shareholders excluding the items identified as cash, cash equivalents, short-term investments, prepaid expenses and deferred tax assets.

1.04 Average Assets. Average Assets shall mean the average of the Assets as of the end of each of the four quarters in the Plan Year and as of the end of the immediately preceding Plan Year.

1.05 Award Formula. Award Formula shall have the meaning as provided in Section 3.04 hereof.

1.06 Board or Board of Directors. Board or Board of Directors shall mean the Board of Directors of the Company.

1.07 Code. Code shall mean the Internal Revenue Code of 1986, as amended, and its implementing regulations, unless otherwise specifically provided herein.

1.08 Committee. Committee shall mean the Committee designated to administer this Plan pursuant to Article VI hereof.

1.09 Company. Company shall mean Polaroid Corporation, a Delaware corporation.

1.10 Company Contributions. Company Contributions shall mean the aggregate amount subject to distribution under the Award Formula for all Participants.

1.11 Corporate Financial Plan. Corporate Financial Plan shall mean the Company's financial plan which establishes the financial goals for the Plan Year.

1.12      Compensation.  Compensation includes and is limited to:
          (a) Primary salary or wages, including any annual contribution award;
          (b) Amounts elected as or deemed to be cash, property or other taxable benefits under any plan established by the Company under Code Section 125 as now or hereafter in effect;
          (c) Amounts elected as non-taxable benefits under any plan established by the Company under Code Section 125 as now or hereafter in effect;
          (d) Amounts, other than the Company's matched deferral contributions, elected as or deemed to be payments to the Participant directly in cash under any cash or deferral arrangement established by the Company and qualified under Code Section 401(k) as now or hereafter in effect;
          (e) Amounts, other than the Company's matched deferral contribution, elected as or deemed to be payments as contributions to a trust under a profit sharing or stock bonus plan under any cash or deferral arrangement established by the Company and qualified under Code Section 401(k) as now or hereafter in effect; and,
          (f) Payments made directly or indirectly under the Company's short-term disability program, as it shall exist from time to time, including payments made thereunder in lieu of payments by the Company regardless of their source (provided, however, that the total of all such payments to a disabled Employee shall not be in excess of the basic salary or wages that would have been payable to him had he not been disabled), earned by and paid to a Participant by the Company in a Plan Year during which he was a Participant.

          All compensation or allocations, other than those described in
          (a) through (f) above, are excluded from Compensation, such as but not limited to, overtime pay, shift premiums, schedule change premiums, special day premiums, tuition refunds, relocation payments, suggestion or special awards, commissions, fixed and other bonuses, payments pursuant to any incentive compensation or profit sharing plan contributions (including the Company's matched deferral contributions), allocations or benefits pursuant to any retirement, pension, survivor's benefit, death benefit, long-term disability, insurance or other plan, severance pay and premiums, adjustments and allowances on account of foreign service.

1.13 Employee. Employee shall mean any "full-time permanent" or "part-time permanent" executive or key employee of Company or of its Subsidiaries, as defined by the Company in a uniform and non-discriminatory manner.

1.14 Minimum Profit Target Percent. Minimum Profit Target Percent shall have the meaning as provided in Section 3.01 of this Plan.

1.15 Option. Option shall mean the number of shares in an Option granted after January 1, 1994, under the 1993 Polaroid Stock Incentive Plan.

1.16 Participant. Participant shall mean an Employee selected to participate in the Plan in accordance with Article II hereof.

1.17 Plan. Plan shall mean this Polaroid Executive Incentive Compensation Plan as in effect from time to time.

1.18      Plan Year.  Plan Year shall mean a calendar year.

1.19 Profit Target. Profit Target shall mean the target set by the Committee prior to the end of the first quarter of the Plan Year for Adjusted PFO for the Plan Year.

1.20 Profit Target Percent. Profit Target Percent shall mean the ratio of the actual Adjusted PFO to the Profit Target and for the Plan Year.

1.21 Stock. Stock shall mean common stock, par value $1 per share, issued by the Company.

1.22 Subsidiary. Subsidiary shall mean any corporation of which more than fifty percent (50%) of the outstanding shares of voting stock are beneficially owned directly or indirectly by the Company.

                                ARTICLE II
                               ELIGIBILITY
                               -----------
2.01 Eligibility to Participate. Executives and key employees, whether or not directors of the Company or a Subsidiary, who are employed in positions of administrative, technical, or managerial responsibility shall be eligible to participate in the Plan.
               Notwithstanding the foregoing, in order to receive a
          Dividend Equivalent Award under Article IV, the Participant must have received an Option grant under the 1993 Polaroid Stock Incentive Plan after January 1, 1994.

2.02 Participation. Non-officer Employees eligible to participate under Section 2.01 shall become Participants if selected by the Committee. Officers of the Company or any Subsidiary eligible to participate under Section 2.01 shall become Participants if selected by the Human Resources Committee of the Board of Directors.

                               ARTICLE III
               ANNUAL BONUS - CALCULATION AND DISTRIBUTION
               -------------------------------------------
3.01 Minimum Profit Target Percent. The Committee, prior to the end of the first quarter of a Plan Year, shall establish the lowest Profit Target Percent for such Plan Year for each classification of Participants. In order for there to be distributions under the Award Formula for the Plan Year to such classification, this Minimum Profit Target Percent must be achieved.

3.02 Continuum of the Profit Target Percents. Prior to the end of the first quarter of the Plan Year, the Committee shall establish a series of Profit Target Percents for each classification of Participants above the Minimum Profit Target Percent which provides an incremental increase to such classification of Participants' Bonus Opportunity Percents.

3.03 Bonus Opportunity Percents. Prior to the end of a Plan Year, the Committee shall establish a series of percents of Compensation for each classification of Participants for the Plan Year which shall be used in the Award Formula to determine a Participant's distribution for such year. Such percents shall be correlated to the Profit Target Percents achieved for such Plan Year and shall be called the Participant's Bonus Opportunity Percents.

3.04 Award Formula. The Award Formula for each Participant shall equal his Compensation for the Plan Year multiplied by the Bonus Opportunity Percent at the highest achieved Profit Target Percent (as determined in Sections 3.01 through 3.03 hereof) and multiplied by the adjustments set forth in Section 3.05 below.

3.05 Adjustments to the Company Contributions. Notwithstanding anything to the contrary in this Plan, the following adjustments shall be made, if appropriate:
          (a) If Company Contributions to the Polaroid Employee Incentive Compensation Plan are restricted by the provision which limits Company Contributions to an amount not to exceed 10% of Adjusted PBT, the Award Formula for each Participant in such Plan Year shall be reduced by the ratio of the Company Contributions actually contributed to the Polaroid Employee Incentive Compensation Plan to the Company Contributions which would have been distributed in the absence of such restriction.

          (b) If Company Contributions to the Polaroid Employee Incentive Compensation Plan are reduced or increased because Average Assets for a Plan Year varied from the Average Assets planned in the Corporate Financial Plan for such Plan Year, each Participant's Award Formula shall be reduced or increased by the ratio of the Company Contributions actually contributed to the Polaroid Employee Incentive Compensation Plan to the Company Contributions which would have been distributed if the Corporate Financial Plan had been achieved.

3.06 Minimum Distribution. Each Participant eligible to receive a distribution under the Award Formula as set forth in Section 3.04 above shall receive at least fifty percent (50%) of the amount he would have received under the Award Formula.

3.07 Additional Distribution. The Committee, in its sole discretion, may grant a Participant an additional distribution based on the following:
          (a) The available pool of resources shall equal the total of the Award Formula for all Participants minus the aggregate Minimum Distributions given to Participants for the Plan Year;
          (b)  Each Participant's individual contribution; and,
          (c) An overall award limit for any Participant for a Plan Year which may not exceed the lesser of seventy-five percent (75%) of his Compensation or one hundred fifty percent (150%) of the Award Formula.
          Additional Distributions granted to members of the Committee shall be approved by the Compensation Committee of the Board of Directors. The total available pool of funds, as generated by the Award Formula, as set forth in Section 3.04, shall be allocated yearly.

3.08 Extraordinary Distributions. If the Minimum Profit Target Percent is not achieved in a Plan Year for a classification(s) of
          Participants:
          (a) (1) The Compensation Committee of the Board of Directors, in its sole discretion, may grant extraordinary distributions to any officer for his significant individual contribution; and
               (2) The Committee, in its sole discretion, may grant extraordinary distributions to any non-officer for his significant individual contribution.
          (b) The aggregate amount of funds available for all such extraordinary distributions in a Plan Year shall be determined by the Compensation Committee of the Board of Directors. In no event, shall such aggregate amount exceed 20% of what the Company Contributions would have been had the actual Profit Target been reached.
          (c) Notwithstanding anything to the contrary in this Section, no Participant shall receive an extraordinary distribution more than the maximum he could have otherwise received under this Plan if the actual Profit Target had been reached.

3.09 Participant Payment. Each Participant who is employed by the Company on the last day of a Plan Year shall be entitled to an incentive payment under this Plan if his minimum Profit Target Percent for the Plan Year is met.

3.10 Terminated Participants' Payments. For a Plan Year in which a Profit Target Percent is met, a Participant who has terminated during such Plan Year by:
          (a)  Death;
          (b)  Retirement;
          (c)  Layoff;
          (d)  Long-Term Disability;
          (e)  Leave of absence (including military leave);
          (f)  Transfer to a Subsidiary; or,
          (g) Any other reason that the Committee, in its sole discretion determines to be exceptional cause, shall be entitled to a proportionate incentive payment based upon the Compensation paid him or her during the Plan Year up to the date of cessation of participation. A Participant who terminates during any given Plan Year for any other reason shall not be entitled to an incentive payment under this Plan.

3.11 Form of Payment. Each Participant shall be paid in a lump sum cash payment.

3.12 Payments to Beneficiaries. If a Participant dies prior to his receipt of payments under this Plan, the payment shall be made:
          (a)  To the deceased Participant's spouse;
          (b) If there is no living spouse, to the Participant's children, divided equally; or,
          (c) If there are no children, to the deceased Participant's estate.

                                ARTICLE IV
                        DIVIDEND EQUIVALENT AWARD
                        -------------------------
4.01 Dividend Equivalent Award. A Dividend Equivalent Award shall equal number of shares on which each Participant has an Option granted subsequent to January 1, 1994 multiplied by $0.15. Notwithstanding the foregoing, this Award will not be paid on Stock which is part of an Option that has been exercised, terminated or lapsed.

4.02 Timing of Distributions. The Dividend Equivalent Awards shall be payable at such time as the dividends are issued to the Company's shareholders of common stock. Notwithstanding the foregoing, a Dividend Equivalent Award shall be paid only for the portion of the Option held on the record date for the issuance of dividends to the Company's shareholders of common stock. An Award will not be paid on any portion of the Option which has been exercised, terminated or lapsed.

                                ARTICLE V
                                FINANCING
                                ---------
5.01 Financing. The benefits under this Plan shall be paid out of the general assets of the Company.

5.02 Unsecured Interest. No Participant hereunder shall have any interest whatsoever in any specific asset of the Company. To the extent that any person acquires a right to receive payments under this Plan, such right shall be no greater than the right of any unsecured general creditor of the Company.

                                ARTICLE VI
                              ADMINISTRATION
                              --------------
6.01 Administrator. The Plan shall be administered by the Committee designated by the Chief Executive Officer of the Company and shall consist of not less than three officers of the Company. Members of the Committee shall not be entitled to any compensation for services hereunder.

6.02      Duties of Administrator.  The Committee shall:
          (a)  Administer the Plan in accordance with its terms;
          (b) Have the exclusive discretionary authority to interpret the Plan for any questions which may arise, including without limitation questions relating to eligibility for or the amount of benefits;
          (c)  Maintain records of its actions;
          (d) Engage and consult with counsel, accountants, specialists and other persons as the Plan Administrator deems necessary and desirable;
          (e) Make all other determinations and take all other actions deemed necessary or advisable for the proper administration of the Plan;
          (f) Adopt, alter and repeal such rules, guidelines and practices for administration of the Plan and for its own acts and proceedings as it shall deem advisable;
          (g) Make all determinations it deems advisable for the administration of the Plan;
          (h)  Decide all disputes arising in connection with the Plan;
               and,
          (i)  Otherwise supervise the administration of the Plan.

6.03 Decisions of the Committee. Committee decisions must be approved by a majority of the members and may be made by either a vote at a meeting or in writing (without a meeting). Any member of the Committee who is a Participant under the Plan shall not vote on any question relating exclusively to himself. The Human Resources Committee of the Board of Directors shall approve any award, decision, rule or interpretation which relates exclusively to any Participant who is a member of the Committee. Any determination by the Committee or Human Resources Committee of the Board of Directors shall be conclusive and binding except as otherwise provided in this Plan or prohibited by law.

                               ARTICLE VII
                         MISCELLANEOUS PROVISIONS
                         ------------------------
7.01 Applicable Law. This instrument shall be construed in accordance with and governed by the laws of the Commonwealth of Massachusetts to the extent not superseded by the laws of the United States.

7.02 Expenses. The cost of benefit payments from this Plan and the expenses of administering the Plan shall be borne by the Company.

7.03 Gender and Number. Unless the context clearly requires otherwise, the masculine pronoun whenever used shall include the feminine and neuter pronoun, the singular shall include the plural, and vice versa.

7.04 Illegality of a Particular Provision. The illegality of any particular provision of this document shall not affect the other provisions and the document shall be construed in all respects as if such invalid provision were omitted.

7.05      Indemnification.   No member of the Board of Directors or the
          Committee shall be liable for any action or determination taken or made in good faith with respect to this Plan, any Awards granted or any award distributions under it. Each member of the Board of Directors and the Committee shall be indemnified by the Company against any losses incurred in such administration of the Plan, unless his action constitutes serious and willful misconduct.

7.06 Limitation of Rights. Neither the adoption and maintenance of the Plan nor anything contained herein shall with respect to any present or former Participant or other officer or employee of the Company or any Subsidiary be deemed to:
          (a) Limit the right of the Company or any Subsidiary to discharge or discipline any such person or otherwise terminate or modify the terms of his employment; or,
          (b) Create any contract or other right or interest under the Plan or in any funds hereunder other than as specifically provided herein.

7.07 Non-Assignability. A Participant's interest under this Plan shall not be subject at any time or in any manner to alienation, sale, transfer, assignment, pledge, attachment, garnishment or encumbrance of any kind and any attempt to deliver, sell, transfer, assign, pledge, attach, garnish or otherwise encumber such interest shall be void and any interest so encumbered will terminate.

7.08 Nontransferability. In no event shall the Company make any payment under this Plan to any assignee or creditor of a Participant or of a Beneficiary, except as otherwise required by law. Prior to the time of a payment hereunder, a Participant or a Beneficiary shall have no rights by way of anticipation or otherwise to assign or otherwise dispose of any interest under this Plan, nor shall rights be assigned or transferred by operation of law.

7.09 Taxes. The Company shall have the right to deduct from the award distributions any federal, state or local taxes required by law to be withheld with respect to such distribution.

7.10 Headings Not Part of the Plan. Headings of Articles and Sections are inserted for convenience and reference; they do not constitute any part of this Plan.

7.11 Other Compensation Plans. The adoption of the Plan shall not affect any other existing or future incentive or compensation plans for directors, officers or employees of the Company or its Subsidiaries. Moreover, the adoption of this Plan shall not preclude the Company or its Subsidiaries from:
          (a) Establishing any other forms of incentive or other compensation for directors, officers or employees of the Company or its Subsidiaries; or,
          (b) Assuming any forms of incentives or other compensation of any person or entity in connection with the acquisition of the business or assets, in whole or in part, of any person or entity.

                               ARTICLE VIII
                       EFFECTIVE DATE AND RIGHT TO
                        AMEND, MODIFY OR TERMINATE
                        --------------------------
8.01 Effective Date. This Plan, originally adopted by the Board of Directors on February 18, 1986, effective as of January 1, 1986, is hereby amended effective January 1, 1994.

8.02 Right to Amend, Modify or Terminate. The Company reserves the right to amend, modify or terminate the Plan or payments thereunder at any time by action of the Board of Directors and does not intend to submit any amendments or modifications to the Plan to stockholders of the Company for their approval. However, without the consent of any Participant or his Beneficiary, if applicable, no such amendment or termination shall reduce or diminish such person's right to receive any benefit accrued hereunder prior to the date of such amendment or termination. Notwithstanding the foregoing, the Chief Executive Officer of the Company may adopt any amendments to the Plan that do not materially and adversely affect the benefits to a Participant accrued under the Plan and may adopt any amendments to the Plan that do not materially affect the cost to the Company (excluding any amendment that relates exclusively to himself).

     IN WITNESS WHEREOF, the Company has caused this instrument to be executed this 5th day of May, 1994, effective January 1, 1994.

Attest:                                 POLAROID CORPORATION



Richard F. deLima                      By: I. M. Booth
------------------                     -------------------------
   Secretary                           Chief Executive Officer